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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                       July 24, 2003
       Unaudited Second Quarter Report        Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                  RECORD SECOND QUARTER OPERATING INCOME UP 22%
                               NET INCOME UP 109%

         INDIANAPOLIS, INDIANA, JULY 24, 2003--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced record second quarter operating income, defined as net income before capital gains or losses, of $6.6 million, or $.45 per share, compared to the previous second quarter record of $5.4 million, or $.37 per share, reported in the second quarter of 2002. Capital gains of $3.7 million, or $.25 per share, were realized during the current quarter in contrast to capital losses of $.5 million, or $.03 per share in the prior year quarter. Including capital gains, second quarter net income was $10.3 million, or $.70 per share, up from $4.9 million, or $.34 per share, for the second quarter of 2002.

For the six months ended June 30, 2003, operating income totaled $12.7 million, also a record at $.87 per share, up 23% from the previous record of $10.3 million, or $.70 per share, reported a year earlier. Capital gains of $2.1 million, or $.14 per share, were realized in the 2003 period compared to capital gains of $.1 million a year earlier. Including capital gains, net income for the current year-to-date totaled $14.8 million, or $1.01 per share, versus $10.4 million, or $.70 per share, for the first six months of 2002.

Direct and assumed premiums written increased 32% from the second quarter of 2002 with the Company's subsidiaries, Protective and Sagamore Insurance Companies, registering gains of 35% and 30%, respectively. Year-to-date, direct and assumed premiums written are up 40% with Protective and Sagamore producing increases of 46% and 31%, respectively. Net premiums earned by the Company's insurance subsidiaries during the second quarter totaled $37.0 million, an increase of 43% from the $25.9 million reported for the second quarter of 2002. For the year-to-date, 2003 premiums earned increased 44% to $68.7 million. All products have experienced solid, double-digit, growth for the calendar year except for small fleet trucking which is down 11% for the six months, but up 16% over the first quarter of 2003 as this division is now gaining traction in the marketplace.

Pre-tax investment income decreased 18% from the 2002 quarter due to continuing declines in pre-tax yields in the Company's bond and short-term investment portfolios. For the year-to-date, yields on all investment categories were lower than the 2002 period resulting in a 15% decline in pre-tax investment income. Overall after tax yields were also lower than the prior year periods although less than pre-tax yield decreases because of changes in the mix of fixed income investments with more assets being allocated to municipal bonds. Because of the short average maturity of the Company's fixed income portfolio, the continued decline in interest rates has more than offset a 4% increase in average invested assets reflecting positive cash flow of $25.6 million for the year.

The consolidated combined ratio of 91.2% produced an underwriting gain of $3.3 million compared to a combined ratio of 91.5% and an underwriting gain of $2.6 million for the second quarter of 2002. The consolidated loss and loss expense ratio decreased from 66.3% in the prior year period to 64.7%. The consolidated underwriting expense ratio of 26.5% compares to 25.2% for the 2002 second quarter. Year-to-date, the consolidated combined ratio for 2003 was 91.5% compared to 91.3% for the first six months of 2002. All products produced an underwriting profit in the current quarter and six month period except for the workers' compensation product within Sagamore's commercial division. This product posted a combined ratio of 130.1% during the current quarter due to reserve

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strengthening of prior period cases as exposures were reevaluated on internal review and appropriate adjustments were made. The combined ratio for this product for the year-to-date was 117.7%.

Shareholders' equity increased $21.4 million from December 31, 2002 and totals $305.9 million at June 30, 2003. An increase in unrealized capital gains for the year-to-date of $.59 per share contributed to the book value per common share outstanding of $20.81 at June 30, 2003, an increase of $1.38 from year end 2002.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for July 25, 2003 at 11:00 AM (New York time - 10:00 AM Indianapolis time) to discuss results for the second quarter ended June 30, 2003. To gain access to the webcast of this call, please log on to http://www.vcall.com at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until October 26, 2003. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.

To participate via teleconference, investors may dial 800-374-1372 (U.S./Canada) or 706-634-7372 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 1, 2003 by calling 800-642-1687 or 706-645-9291 and referencing passcode 1501268.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.


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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                  Three Months Ended              Six Months Ended
                                                            June 30                         June 30
                                                  -----------------------------   ----------------------------
                                                      2003            2002            2003           2002
                                                  -------------   -------------   -------------  -------------
Operating revenue                                      $41,527         $30,942         $78,103        $57,718
Realized gains (losses)                                  5,739            (735)          3,287            100
                                                  -------------   -------------   -------------  -------------

                                 TOTAL REVENUE         $47,266         $30,207         $81,390        $57,818
                                                  =============   =============   =============  =============

Income before realized capital transactions            $ 6,570         $ 5,400         $12,696        $10,316
Realized net gains (losses) on investments,
   net of federal income taxes                           3,731            (478)          2,137             65
                                                  -------------   -------------   -------------  -------------

                                    NET INCOME         $10,301         $ 4,922         $14,833        $10,381
                                                  =============   =============   =============  =============

Per share data - diluted:
   Average number of shares                             14,715          14,658          14,672         14,770

   Income before realized capital transactions           $ .45           $ .37           $ .87          $ .70
   Realized net gains (losses) on investments              .25            (.03)            .14            .00
                                                  -------------   -------------   -------------  -------------

                                    NET INCOME           $ .70           $ .34          $ 1.01          $ .70
                                                  =============   =============   =============  =============

Dividends paid to shareholders                           $ .10           $ .08           $ .20          $ .16

Annualized return on average shareholders' equity:
   Operating income                                      10.0%            8.5%            9.7%           8.1%

   Net income                                            15.7%            7.8%           11.4%           8.1%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                   91.2%           91.5%           91.5%          91.3%


[OBJECT OMITTED]
NOTE: ALL DATA PRESENTED HAS BEEN RESTATED TO REFLECT A FIVE-FOR-FOUR STOCK SPLIT ISSUED IN FEBRUARY, 2003.

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.